Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER

EARNINGS PER SHARE OF 37 CENTS (40 CENTS AS ADJUSTED)

Company outlines plans to mitigate sustained headwinds,

Lowers fiscal 2016 sales and earnings guidance

CINCINNATI, Ohio, May 11, 2016 – Macy's, Inc. today reported first quarter 2016 earnings of 37 cents per diluted share (40 cents per share excluding non-cash settlement charges related to the company's retirement plans). This compares with 56 cents per diluted share in the first quarter of 2015.

“We are seeing continued weakness in consumer spending levels for apparel and related categories. In particular, our sales trend relative to expectations meaningfully slowed beginning in mid-March, and first quarter results are below our original outlook. Headwinds also are coming from a second consecutive year of double-digit spending reductions by international visitors in major tourist markets where Macy's and Bloomingdale's are key destinations, as well as a slowdown in some center core categories – further intensifying the challenges associated with growing topline sales revenue,” said Terry J. Lundgren, Macy's, Inc. chairman and chief executive officer. “Given that the first quarter is a relatively small portion of the total year, we have an opportunity to make up some ground in the months ahead, and particularly in the fourth quarter. But as a result of these factors, we believe it is prudent to reduce our sales and earnings guidance for the 2016 fiscal year.

“Our management team is rising to the challenge and aggressively changing our playbook to gain market share and accelerate progress and results for the remainder of 2016 while also continuing to build for the longer term. We are not counting on the consumer to spend more, so we are working harder to give customers more reasons to buy from us by delivering outstanding style, quality and value. We will continue to be guided by our M.O.M. strategies (My Macy's personalization, Omni Choices, making Magic Connections with customers), which we believe resonate with our customers and remain a powerful formula for future success,” Lundgren said.

Plan for Near-Term Improvement

The company outlined three areas of action designed to improve the 2016 business trend:

1. Speed up/scale up what's working – This includes continued rollout of in-store pilots of Macy's Backstage (six stores-in-stores already open; nine additional by the fourth quarter) and Bluemercury (five in-store shops already open; a total of 22 expected to be in place by the fourth quarter). Macy's also is rolling out its upgraded jewelry department concept, successfully piloted in 40 stores in fall 2015, to more than 350 stores by year-end 2016. Additional staffing, space and/or marketing are being applied to accelerate already-strong momentum in beauty categories, active products and experiences, and the Macy's Last Act clearance pricing programs.

2. Excite customers with greater newness and more exclusive merchandise – An array of new and exclusive product launches will be coming in the weeks and months ahead, including Love Bravery (clothing and accessories supported by Sir Elton John and Lady Gaga), WHT Space (a men's collection in collaboration with X Games Gold Medalist Shaun White), and new wearable technology from Samsung and other resources. A robust holiday gift strategy incorporates technology innovations in partnership with Brookstone, as well as whimsical merchandise in apparel, accessories and home.

3. Intensify expense reduction efforts while investing in key areas of customer service – As we pursue additional opportunities to moderate spending across the company, we are investing in front-line service (such as more full-time store associates and enhanced online customer support), and technology (including increased digital and mobile shopping functionality) at Macy's and Bloomingdale's.

“As we rebuild our business for a comeback that we expect will begin later this year, we continue to focus on agility and innovation – supporting and testing new ideas and approaches so we can identify the best way to serve evolving customer needs, and moving fast to scale up the most successful pilots on a broader basis to fully capture growth opportunities,” Lundgren said.

Real Estate

We are continuing the previously announced process for maximizing the value of the company's real estate. Under the leadership of Douglas W. Sesler, our new senior-level real estate executive, and with the help of our advisors, we are evaluating proposals from potential partners for joint ventures or similar arrangements involving Macy's flagship locations and the company's mall-based store portfolio. These complex transactions are being thoroughly explored. Meanwhile, the company will continue its work to monetize unproductive real estate.

First Quarter Sales

Sales in the first quarter of 2016 totaled $5.771 billion, a decrease of 7.4 percent, compared with sales of $6.232 billion in the same period last year. The year-over-year decline in total sales reflects, in part, the 41 stores closed in 2015. Comparable sales on an owned plus licensed basis were down by 5.6 percent in the first quarter. On an owned basis, first quarter comparable sales declined by 6.1 percent.

In the first quarter, seven new freestanding Bluemercury beauty specialty stores were opened, and  a Macy's jewelry specialty store was closed in Honolulu, HI, with the business transferred into the full-line Macy's store in the same mall.

Operating Income

Macy's, Inc.’s operating income totaled $276 million or 4.8 percent of sales for the first quarter of 2016, compared to $409 million or 6.6 percent of sales for the same period in 2015. The $276 million included non-cash settlement charges of $13 million ($9 million after tax, or 3 cents per diluted share) related to the company's retirement plans. Excluding this item, operating income for the first quarter of 2016 was $289 million or 5.0 percent of sales.

Cash Flow

Net cash provided by operating activities was $8 million in the first quarter of 2016, compared with $53 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2016 was $211 million, compared with $381 million a year ago. Investing activities in the first quarter of 2015 included the acquisition of Bluemercury. Net cash used by financing activities in the first quarter of 2016 was $172 million, compared with $409 million last year.

The company repurchased approximately 3.0 million shares of its common stock for a total of approximately $129 million in the first quarter of 2016. This brings the remaining authorization outstanding, as of the end of the first quarter on April 30, 2016, to approximately $1.9 billion, which the company can use to purchase common shares in the open market, in privately negotiated transactions or otherwise at any time and from time to time without prior notice.

Dividend Increase

Consistent with its previously-announced intention, Macy's, Inc.'s board of directors has authorized an increase in the quarterly dividend on Macy's common stock to 37.75 cents per share from the current 36 cents per share. The new dividend will be payable July 1, 2016, to shareholders of record at the close of business on June 15, 2016.

This represents the sixth increase in the dividend in the past five years. Over that period, the quarterly dividend has increased more than seven-fold from 5 cents per share to 37.75 cents per share.

Extended and Amended Bank Credit Facility

On May 6, 2016, the company entered into a new $1.5 billion, five-year Credit Agreement that will mature on May 6, 2021. It replaces a previous $1.5 billion facility maturing in May 2018. Given Macy's, Inc.'s strong balance sheet, the company was able to extend the maturity of the agreement on similar terms.

Looking Ahead

Noting that the uncertain direction of consumer spending makes predictions of future performance difficult, Macy's, Inc. now expects full-year 2016 comparable sales on an owned plus licensed basis to decrease in the range of 3 percent to 4 percent, with comparable sales on an owned basis to be approximately 50 basis points lower. This compares with previous guidance for comparable sales on an owned plus licensed basis to decline by approximately 1 percent in fiscal 2016.

With top-line sales expected to remain below our initial expectations, the company has revised its guidance for earnings per diluted share (excluding settlement charges) in fiscal 2016 to a range of $3.15 to $3.40.  This compares with previous guidance of $3.80 to $3.90 per diluted share in 2016.

In fiscal 2016, while Macy's, Inc. continues to review its store portfolio, the company expects to open a new Macy's store in Kapolei, HI, as well as approximately 42 additional Bluemercury locations (24 freestanding and 18 inside Macy's), 16 Macy's Backstage locations (one freestanding and 15 inside Macy's) and a Bloomingdale's Outlet store in Orange, CA. Announced new stores in future years include Macy's in Murray, UT (2017), a Macy's replacement store in Los Angeles, CA (2017), and Bloomingdale's in San Jose, CA (2018), and Norwalk, CT (2018). In addition, a new Bloomingdale's store is expected to open in 2017 in Kuwait, and new Macy's and Bloomingdale's stores are planned to open in Abu Dhabi, United Arab Emirates, in 2018 under license agreements with Al Tayer Group.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company's comparable sales and non-GAAP financial measures.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (May 11) at 9 a.m. (ET). (Note this is a new time for Macy's quarterly earnings conference calls, as was previously announced.) Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-334-3032, passcode 1420119. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

      April 30, 2016

      May 2, 2015

$	% to

Net sales

$	% to

Net sales

Net sales...................................................................	$ 5,771		$ 6,232

Cost of sales (Note 2).................................................	3,516	60.9%	3,800	61.0%

Gross margin.............................................................	2,255	39.1%	2,432	39.0%

Selling, general and administrative expenses................	(1,966)	(34.1%)	(2,023)	(32.4%)

Settlement charges (Note 3)......................................	(13)	(0.2%)	-	-%

Operating income.....................................................	276	4.8%	409	6.6%

Interest expense – net..............................................	(98)		(95)

Income before income taxes.....................................	178		314

Federal, state and local income tax expense (Note 4)...	(63)		(121)

Net income..............................................................	115		193

Net loss attributable to noncontrolling interest............	1		-

Net income attributable to Macy's, Inc. shareholders...	$ 116		$ 193

Basic earnings per share attributable to Macy's, Inc. shareholders...................................	$ .37		$ .57

Diluted earnings per share attributable to Macy's, Inc. shareholders...................................	$ .37		$ .56

Average common shares:
Basic................................................................	310.6		340.7
Diluted..............................................................	313.5		346.5

End of period common shares outstanding..................	308.4		337.6

Depreciation and amortization expense......................	$ 260		$ 259

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 30, 2016 and May 2, 2015 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended April 30, 2016 or May 2, 2015.

(3)  For the 13 weeks ended April 30, 2016, includes $13 million on a pre-tax basis, or $9 million after tax or $.03 per diluted share attributable to Macy's, Inc., of non-cash settlement charges relating to the Company's defined benefit retirement plans.  These charges result from an increase in lump sum distributions associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 30,	January 30,	May 2,
	2016	2016	2015
ASSETS:
Current Assets:
Cash and cash equivalents..................................	$ 734	$ 1,109	$ 1,509
Receivables.......................................................	436	558	259
Merchandise inventories.....................................	5,738	5,506	5,929
Income tax receivable........................................	19	-	-
Prepaid expenses and other current assets..........	490	479	471
Total Current Assets......................................	7,417	7,652	8,168

Property and Equipment – net..............................	7,475	7,616	7,712
Goodwill..............................................................	3,897	3,897	3,897
Other Intangible Assets – net...............................	511	514	531
Other Assets......................................................	898	897	710

Total Assets.................................................	$20,198	$20,576	$21,018

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt................................................	$ 642	$ 642	$ 76
Merchandise accounts payable.........................	2,052	1,526	2,386
Accounts payable and accrued liabilities............	2,690	3,333	2,411
Income taxes...................................................	-	227	74
Total Current Liabilities.................................	5,384	5,728	4,947

Long-Term Debt.................................................	6,990	6,995	7,229
Deferred Income Taxes......................................	1,536	1,477	1,456
Other Liabilities...................................................	2,134	2,123	2,179
Shareholders' Equity:
Macy's, Inc......................................................	4,148	4,250	5,207
Noncontrolling interest......................................	6	3	-
Total Shareholders' Equity.............................	4,154	4,253	5,207

Total Liabilities and Shareholders' Equity.........	$20,198	$20,576	$21,018

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

April 30, 2016

13 Weeks Ended

May 2, 2015

Cash flows from operating activities:
Net income.....................................................................	$ 115	$ 193
Adjustments to reconcile net income to net cash provided by operating activities:
Settlement charges....................................................	13	-
Depreciation and amortization....................................	260	259
Stock-based compensation expense............................	16	18
Amortization of financing costs and premium on acquired debt...........................................................	(1)	(1)
Changes in assets and liabilities:
Decrease in receivables.........................................	122	167
Increase in merchandise inventories........................	(232)	(483)
Increase in prepaid expenses and other current assets.	(22)	(42)
Increase in other assets not separately identified......	-	-
Increase in merchandise accounts payable..............	461	691
Decrease in accounts payable, accrued liabilities and other items not separately identified............	(513)	(513)
Decrease in current income taxes..........................	(246)	(222)
Increase (decrease) in deferred income taxes.........	53	(6)
Decrease in other liabilities not separately identified	(18)	(8)
Net cash provided by operating activities.............	8	53

Cash flows from investing activities:
Purchase of property and equipment...............................	(153)	(180)
Capitalized software......................................................	(75)	(63)
Acquisition of Bluemercury, Inc., net of cash acquired....	-	(212)
Disposition of property and equipment............................	16	4
Other, net....................................................................	1	70
Net cash used by investing activities.................	(211)	(381)

Cash flows from financing activities:
Debt repaid..................................................................	(3)	(3)
Dividends paid..............................................................	(112)	(106)
Increase (decrease) in outstanding checks......................	43	(41)
Acquisition of treasury stock..........................................	(130)	(359)
Issuance of common stock.............................................	26	100
Proceeds from noncontrolling interest.............................	4	-
Net cash used by financing activities...................	(172)	(409)

Net decrease in cash and cash equivalents.........................	(375)	(737)
Cash and cash equivalents at beginning of period...............	1,109	2,246

Cash and cash equivalents at end of period........................	$ 734	$ 1,509

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages)

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. See the table below for supplemental financial data and a corresponding reconciliation to the most directly comparable GAAP financial measures. This non-GAAP financial measure should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in this non-GAAP financial measure may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Macy's, Inc. believes that providing changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties supplementally to its results of operations calculated in accordance with GAAP assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, on a comparable basis, and in evaluating the impact of changes in the manner in which certain departments are operated.

13 Weeks

Ended

April 30,

2016

Decrease in comparable sales on an owned basis (Note 1)...........................	(6.1)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)..........................................................	0.5%

Decrease in comparable sales on an owned plus licensed basis.....................	(5.6)%

Notes:

(1)    Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)   Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e. on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.